Exhibit 12(b)

September 18, 2019

RiverFront Asset Allocation Growth & Income
1290 Broadway, Suite 1100 Denver, Colorado 80203

RiverFront Asset Allocation Growth

1290 Broadway, Suite 1100

Denver, Colorado 80203

Ladies and Gentlemen:

Our opinion has been requested concerning the U.S. federal income tax consequences of transactions contemplated in the Agreement and Plan of Reorganization dated as of September 13, 2019 (“Reorganization Agreement”) entered into by RiverFront Asset Allocation Growth & Income (the “Acquiring Fund”), a series of Financial Investors Trust, a Delaware statutory trust (“Trust”), and the RiverFront Asset Allocation Growth (the “Acquired Fund”), also a series of Trust. The Trust is an open-end management investment company. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.4 of the Reorganization Agreement. Unless otherwise indicated, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, Acquired Fund will transfer all of its assets (the “Assets”) to Acquiring Fund solely in exchange for (i) the assumption of Acquired Fund’s liabilities (“Liabilities”), and (ii) the issuance by Acquiring Fund to Acquired Fund of shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”). Following receipt of such shares, Acquired Fund will distribute, pro rata, by class, to the Acquired Fund’s shareholders (the “Shareholders”) such Acquiring Fund Shares in exchange solely for shares of beneficial interest of Acquired Fund (“Acquired Fund Shares”) and in complete liquidation of Acquired Fund. The foregoing steps shall be referred to collectively as the “Reorganization.”

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

In rendering this opinion, we have reviewed the Reorganization Agreement, the Registration Statement on Form N-14, as amended, filed by the Acquired Fund and Acquiring Fund with the Securities and Exchange Commission on August 30, 2019, in connection with the Reorganization (the “Registration Statement”), and such other materials as we have deemed relevant. In addition, with your consent we have relied upon representations provided to us by Acquired Fund and Acquiring Fund in connection with our preparation of this opinion (collectively, the “Representation Letters”).

Davis Graham & Stubbs LLP    ■    1550 17th Street, Suite 500    ■    Denver, CO 80202    ■    303.892.9400    ■    fax 303.893.1379    ■    dgslaw.com

RiverFront Asset Allocation Growth & Income

RiverFront Asset Allocation Growth

September 18, 2019

Our opinion is based, in part, on the assumption that the Reorganization will occur in accordance with the terms of the Reorganization Agreement and the facts and representations referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Reorganization Agreement and the Representation Letters, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). In addition, we have assumed that any statement and representation made in the Representation Letters “to the knowledge of” any person or entity, or any representation made subject to a similar qualification, is and will be true without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

Based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

(1)       The acquisition by the Acquiring Fund of all of the Assets in exchange solely for the Acquiring Fund Shares and the assumption of the Liabilities by the Acquiring Fund, followed by the by pro rata distribution, by class, of the Acquiring Fund Shares to the Shareholders in exchange for their Acquired Fund Shares in complete liquidation of the Acquired Fund will constitute a tax-free reorganization under section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered a “party to a reorganization” within the meaning of section 368(b) of the Code.

(2)       No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the Assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities.

(3)       No gain or loss will be recognized by the Acquired Fund upon the transfer of all the Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund Shareholders solely in exchange for such shareholders’ shares of the Acquired Fund in complete liquidation of the Acquired Fund, except for (A) assets as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles at the end of a taxable year or upon the termination thereof, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

(4)       No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares in the Reorganization.

RiverFront Asset Allocation Growth & Income

RiverFront Asset Allocation Growth

September 18, 2019

(5)       The aggregate basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Acquired Fund Shares exchanged therefor by such shareholder. The holding period of Acquiring Fund Shares received by each Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Reorganization.

(6)       The Acquiring Fund’s basis in the assets received from the Acquired Fund in the Reorganization will be the same as the basis of such assets to the Acquired Fund immediately before the Reorganization., except that the Acquiring Fund’s tax basis will be increased by any gain recognized by the Acquired Fund in the Reorganization. The holding period of the Assets in the hands of the Acquiring Fund will include the period during which the Assets were held by the Acquired Fund., except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period.

(7)       The Acquiring Fund will succeed to and take into account the tax attributes of the Acquired Fund described in Section 381(c) of the Code, subject to any applicable limitations imposed by Sections 381, 382, 383 and 384 of the Code and regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion as to (a) the effect of the Reorganization on the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, (b) the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, or (c) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Acquired Fund, the Acquiring Fund and their respective shareholders, and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise. Although this discussion is based upon our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

RiverFront Asset Allocation Growth & Income

RiverFront Asset Allocation Growth

September 18, 2019

We hereby consent to all references to us in the Registration Statement, to the discussion of this opinion in the Registration Statement (inclusive of the Information Statement/Prospectus), and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP